PANGAEA LOGISTICS SOLUTIONS LTD. ANNOUNCES BUSINESS UPDATES AND SCHEDULES TELECONFERENCE TO DISCUSS THIRD QUARTER 2017 EARNINGS
NEWPORT, RI - October 26, 2017 - Pangaea Logistics Solutions, Ltd. (NASDAQ: PANL) (“Pangaea” or "the Company"), today announced several business updates.

First, the Company has executed a memorandum of agreement to purchase the vessel M/V Tenmyo Maru, 58,749 dwt., built in November 2008 at Tsuneishi Group (Zhoushan) Shipyard. The ship is expected to be delivered from its present owners in December, and will be re-named Bulk Pride. Pangaea had also taken delivery of two ultramax ice-class 1C dry bulk carriers from Japan’s Oshima Shipyard in January, and purchased its Bulk Freedom, built 2005, in June. Together, these purchases mark a strong growth year for the Company.

“The delivery of Bulk Pride is another step toward achieving steady, disciplined growth that maximizes value to our customers, business partners and shareholders,” said Edward Coll, Chairman and Chief Executive Officer of Pangea Logistics Solutions Ltd. All four of our vessel acquisitions this year will work in the heart of our business, which is growing strongly and profitably.”

Second, on October 9, 2017, Fearnley Securities, a leading independent full-service investment bank with a concentrated focus on maritime industries, initiated coverage on Pangaea with a Buy rating and a price target of $3.60 per share.

Third, Pangaea will host a teleconference to discuss the Company’s third quarter 2017 financial results, including a question and answer session with management, at 8:00 a.m. ET on Friday, November 10, 2017. Pangaea will release its third quarter 2017 financial results after market hours on Thursday, November 9, 2017 along with an accompanying presentation that will be available with our Securities and Exchange Commission filing.

To access the teleconference, please dial (888) 895-3561 (domestic) or (904) 685-6494 (international) approximately ten minutes before the teleconference's scheduled start time and reference ID# 3091109.

A recording of the call will also be available for two weeks following the teleconference and will be accessible by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) and referencing ID# 3091109.

About Pangaea Logistics Solutions, Ltd.

Pangaea Logistics Solutions Ltd. provides logistics and ocean shipping services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

CONTACT:
INVESTOR RELATIONS:
Prosek Partners
Thomas Rozycki
(212) 279-3115 x208
trozycki@prosek.com

Sean Silva
(212) 279-3115 x122
ssilva@prosek.com